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                           SCHEDULE 14(a) INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( ) Preliminary Proxy Statement      ( ) Confidential, for Use of the
                         Commission Only (as permitted
                         by Rule 14a-6(e)(2))
(X) Definitive Proxy Statement
( ) Definitive Additional Materials
( ) Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                       EXECUTONE INFORMATION SYSTEMS, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X) $125 per Exchange Act Rules  0-11(c)(1)(ii),  14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).


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( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:


(X) Fee paid previously with preliminary materials.


( ) Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


    1) Amount Previously Paid: $125.00

    2) Form, Schedule, or Registration Statement No.: Preliminary Proxy
       Statement

    3) Filing Party: Executone Information Systems, Inc.

    4) Date Filed: May 22, 1996







                                 PROXY STATEMENT



                       EXECUTONE Information Systems, Inc.
                             478 Wheelers Farms Road
                           Milford, Connecticut 06460


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  July 30, 1996


To the Shareholders of
EXECUTONE Information Systems, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of EXECUTONE Information Systems, Inc. (the "Company") will be held at the Ramada Plaza, 700 Main Street, Stamford, Connecticut, 06901 on July 30,

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1996, at 3:00 P.M., for the following purposes:

   (1) To elect five directors of the Company for the coming year;

   (2) To approve the issuance of up to 8,375,000 shares of Common Stock upon conversion or redemption of the Cumulative Contingently Convertible Preferred Stock, Series B;

   (3) To approve proposed amendments to the Company's 1990 Directors Stock Option Plan;

   (4) To approve proposed amendments to the Company's 1994 Executive Stock Incentive Plan; and

   (5) To transact such other business as may properly come before the meeting and any continuation or adjournment thereof.

     Only shareholders of record at the close of business June 3, 1996 are entitled to notice of and to vote at the meeting or any continuation or adjournment thereof.

                     Barbara C. Anderson
                     Vice President, General Counsel
                     and Secretary


Milford, Connecticut
June 3, 1996


     Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and return it in the self-addressed envelope provided for this purpose. The proxy may be revoked at any time before it is exercised, by written notice to such effect received by the Company, by submitting a subsequently dated proxy or by attending the meeting and voting in person.

                       EXECUTONE Information Systems, Inc.
                            478 Wheelers Farms Road
                          Milford, Connecticut 06460

                               PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS

    The Board of Directors of EXECUTONE Information Systems, Inc., a Virginia corporation (the "Company" or "EXECUTONE"), is furnishing this Proxy Statement to all shareholders of record and solicits their proxies for the Annual Meeting of Shareholders to be held on July 30, 1996. This Proxy Statement and the enclosed form of proxy are being mailed to shareholders commencing on or about June 3, 1996.

    All proxies duly executed and received will be voted on all matters presented at the meeting in accordance with the instructions contained in such proxies. In the absence of specific instructions, proxies received will be voted in favor of the election of the

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named nominees to the Company's Board of Directors,  in favor of the proposal to approve the issuance of Common Stock upon conversion or redemption of the Preferred Stock, and in favor of the proposals to amend the 1990 Directors Stock Option Plan and the 1994 Executive Stock Incentive Plan. Management does not know of any other matters that will be brought before the meeting. In the event that any other matter should come before the meeting or any nominee is not available for election, the persons designated in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment. Proxies may be revoked at any time prior to the exercise thereof by written notice to such effect addressed to and received by the Company at its corporate offices at the
address  given  above,   Attention:   Corporate  Secretary,  by  delivery  of  a
subsequently dated proxy or by a vote cast in person at the meeting.



   As of June 3, 1996, the record date for the meeting, there were outstanding a total of 51,939,570 shares of Common Stock of the Company, $.01 par value per share (the "Common Stock"), 250,000 shares of Cumulative Convertible Preferred Stock, Series A (the "Series A Stock") , and 100,000 shares of Cumulative Contingently Convertible Preferred Stock, Series B (the "Series B Stock"). The Common Stock, the Series A Stock and the Series B Stock are the only classes of securities of the Company entitled to vote at the meeting, and each outstanding share has one vote. A majority of the total number of shares of Common Stock, Series A Stock and Series B Stock outstanding and entitled to vote as of June 3, 1996, or 26,144,786 shares, must be present at the meeting in person or by proxy in order to constitute a quorum for the transaction of business. Only holders of record of Common Stock, Series A Stock or Series B Stock as of the close of business on June 3, 1996 will be entitled to vote.



   A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder at the Company's offices, 478 Wheelers Farms Road, Milford, Connecticut 06460, for a period of ten days prior to the meeting and also will be available at the meeting.




                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

   Each director to be elected at the meeting will serve for a term of one year or until his successor shall be elected and qualified. The Bylaws give the Board of Directors the flexibility to designate the size of the Board within a range of five to nine members and appoint new directors should suitable candidates come to its attention before the next annual meeting of shareholders.
Consequently, the Board of Directors has the ability to respond to changing requirements and to take timely advantage of the availability of especially well-qualified candidates. Any such appointees to the Board of Directors cannot serve past the next annual meeting without shareholder approval.

    The following persons have been nominated by the Board of Directors as candidates for election as directors, and proxies not marked to the contrary will be voted in favor of their election. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock and Preferred Stock cast in the election of directors. Votes that are withheld and shares held in street name ("Broker Shares") that are not voted in the election of directors will

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not be included in  determining  the number of votes cast.  Certain  information regarding each nominee and each director continuing in office is set forth below, including each individual's principal occupation and business experience during at least the last five years, and the year in which the individual was elected a director of the Company or one of its predecessor companies. Mr. William R. Smart, a member of the Board of Directors since 1992, is retiring and will not stand for re-election. Mr. Jerry M. Seslowe was elected to the Board of Directors in February 1996.

                                                                        Director
Name                    Age      Principal Occupation                     Since

Alan Kessman            49  President, Chief Executive Officer and         1983
                            Chairman of the Board of the Company
                            since 1988; formerly President, Chief
                            Executive Officer and Chairman of the
                            Board of ISOETEC Communications, Inc.
                            ("ISOETEC"), one  of the  Company's
                            predecessor corporations, since 1983.
                            From 1981 to 1983, Mr. Kessman served
                            as a Corporate Vice President of Rolm
                            Corporation.

Stanley M. Blau         58  Vice Chairman of the Company since             1983
                            1988; formerly President and Chief
                            Executive Officer of Vodavi Technology
                            Corporation ("Vodavi"), one of the
                            Company's predecessor corporations, from
                            1987 until July 1988.

Thurston R. Moore       49  Partner, Hunton & Williams                     1990
                            (Attorneys), Richmond, Virginia, since
                            1981.



Richard S. Rosenbloom   63  David Sarnoff Professor of Busin1              1992
                            Administration, Harvard Business School, since 1980. Mr. Rosenbloom is a director of Arrow Electronics, Inc.





Jerry M. Seslowe        50  Managing Director of Resource Holdings         1996
                            Ltd., an investment and financial
                            consulting firm, since 1983.





   Director Compensation

   Each non-employee director receives an annual retainer of $10,000, payable in equal quarterly installments, plus a fee of $1,250 for each Board meeting attended. The Company also reimburses directors for their travel and accommodation expenses incurred in attending Board meetings.

   In addition, each non-employee director is granted annually an

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option to  purchase  shares of the  Company's  Common  Stock under the terms and conditions of the Company's 1990 Directors' Stock Option Plan approved by the shareholders on June 20, 1990. During June 1995, each outside director was granted a five-year option for 3,000 shares at a per share exercise price of $2.50, the closing market price on the date of grant. Each non-employee director was also granted an additional five-year option (for 12,300 shares at $3.15 per share in the case of Mr. Seslowe, and for 13,300 shares at $3.00 per share in the case of Mr. Moore and Mr. Rosenbloom) pursuant to an amendment to the Plan approved by the Board of Directors in November 1995, subject to approval by the shareholders of the Company at the 1996 Annual Meeting. In accordance with the terms of the Plan as amended, these options were granted at a price equal to 120% of the closing market price of the Common Stock on the date of grant. The number of shares granted to each director under the amended Plan is determined by reference to an annual formula designed to award each director five-year options having a value of $10,000 based on the Black- Scholes option valuation model and the current price of the Company's Common Stock.

     As of March 31, 1996, 18,000 shares had been issued upon exercise of options granted under the original terms of the Plan, options to purchase 39,000 shares of Common Stock were outstanding under the original terms of the Plan, and options to purchase an additional 52,200 shares were outstanding under the 1996 amendment to the Directors' Stock Option Plan subject to shareholder approval of the amendment at the 1996 Annual Meeting of Shareholders. Under the Plan as amended, subject to shareholder approval, options to purchase 140,800 shares will be available for future grant under the Directors' Stock Option Plan.

   On February 1, 1996 and June 23, 1992, Jerry M. Seslowe and Richard S. Rosenbloom were each granted warrants to purchase 25,000 shares of the Company's Common Stock at $2.63 and $1.25 per share, respectively, the closing market prices on those dates. The warrants vest ratably over a three-year period and expire on February 1, 2001 and June 23, 1997, respectively. Messrs. Seslowe and Rosenbloom received these warrants upon being elected to serve on the Company's Board of Directors.


Board and Committee Activities

   During 1995, the Board of Directors met on ten occasions. All directors attended more than 75% of the total number of meetings of the Board and of all committees of which they were members during 1995. The Board has two standing committees, an Audit Committee and a Compensation Committee.

   The function of the Audit Committee is to recommend the selection of auditors and to review the audit report and the adequacy of internal controls. The Audit Committee met on one occasion during 1995. The members of the Audit Committee during 1995 were Messrs. Rosenbloom and Smart.


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   The  Compensation  Committee  recommends  to the full Board the  compensation arrangements, stock option grants and other benefits for executive management of the Company as well as the incentive plans to be adopted by the Company. The
Compensation   Committee  met  four  times  during  1995.  The  members  of  the
Compensation Committee during 1995 were Messrs. Moore, Rosenbloom, and Smart.




                            PROPOSAL NO. 2

         TO APPROVE THE ISSUANCE OF UP TO 8,375,000 SHARES OF
            COMMON STOCK UPON CONVERSION OF THE CUMULATIVE
          CONTINGENTLY CONVERTIBLE PREFERRED STOCK, SERIES B

Reasons for the Proposal


    On December 19, 1995, the Company acquired 100% of the common stock of Unistar Gaming Corp., a Delaware corporation ("Unistar"). Unistar, through its subsidiary Unistar Entertainment, Inc., has an exclusive contract to design, develop, finance, and manage the National Indian Lottery (the "NIL" or "Lottery") for five years commencing with the sale of the first NIL lottery ticket. The NIL will be a national telephone lottery authorized by federal law and by a compact between the State of Idaho and the Coeur d'Alene Indian Tribe of Idaho ("Coeur d'Alene Tribe"). In return for providing these management services, Unistar will be paid a fee equal to 30% of the profits of the NIL.



    The Company acquired 100% of Unistar in exchange for 3.7 million shares of Common Stock, 250,000 shares of newly issued Cumulative Convertible Preferred Stock, Series A ("Series A Stock") and 100,000 shares of newly issued Cumulative Contingently Convertible Preferred Stock, Series B ("Series B Stock").

    Each share of the Series A Stock and the Series B Stock has voting rights equal to one share of Common Stock. The Series A Stock will earn dividends equal to 18.5% of the consolidated Retained Earnings of Unistar as of the end of a fiscal period, less any dividends paid to the holders of the Series A Stock prior to such date. The Series B Stock will earn dividends equal to 31.5% of the consolidated Retained Earnings of Unistar as of the end of a fiscal period, less any dividends paid to the holders of the Series B Stock prior to such date. All accrued and unpaid dividends on Preferred Stock are payable (i) when and as declared by the Board of Directors, (ii) upon conversion or redemption of the Series A and Series B Stock or (iii) upon liquidation of the Company.

    The Series A Stock is redeemable for 4.925 million shares of Common Stock and, subject to the shareholder approval solicited hereby, the Series B Stock is redeemable for 8.375 million shares in each case at the Company's option at any time that the current market price of the Common Stock is $2.00 per share or more.


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    The Series A Stock, par value $.01 per share, is convertible for up to 4.925 million shares of Common Stock and the Series B Stock is contingently convertible for up to 8.375 million shares of Common Stock, par value $.01 per share (a total of an additional 13.3 million shares of Common Stock) if Unistar meets certain revenue and profit parameters.




    Shareholder approval is required before any of the Series B Stock can be converted or redeemed because the total number of shares of Common Stock potentially issuable upon redemption or conversion of all the Preferred Stock (13,300,000) plus Common Shares issued in the acquisition (3,700,000), or 17,000,000 shares, exceeded 20% of the outstanding shares of Common Stock prior to the acquisition. Under the rules of the National Association of Securities Dealers (NASD) market on which the Company's shares are traded, issuance or potential issuance of this amount of shares requires shareholder approval. The Company is therefore submitting the convertibility feature of the Series B Stock to its shareholders for approval at the 1996 Annual Meeting. No additional authorization of shareholders is required for issuance of Common Stock or Preferred Stock or the issuance of Common Stock upon redemption or conversion of Series A Stock.




    If the convertibility and redemption features of the Series B Stock are approved by the shareholders, and all the Series B Stock becomes convertible or is redeemed for the maximum number of Common Shares, such 8,375,000 shares would represent 14% of the shares of Common Stock outstanding as of the record date plus such additional Series B Shares. The total of the shares of Common Stock previously issued in the acquisition and the shares of Common Stock issuable upon conversion or redemption of all shares of Preferred Stock under the maximum conversion ratios, represents 26% of the outstanding Common Stock as of the record date including such additional shares.



    If the convertibility and redemption features of the Series B Stock are not approved by the shareholders at the annual meeting, they may be resubmitted at future meetings of shareholders for reconsideration. At any time that the convertibility and redemption features of the Series B Stock remain unapproved by the shareholders, the Series B Stock will not become convertible into or redeemable for Common Stock as described herein, but will remain outstanding and continue to accrue dividends as described above. The Series A Stock can become convertible and redeemable as described herein notwithstanding the lack of shareholder approval of the Series B Stock convertibility and redemption provisions.

    The 8,375,000 shares of Common Stock sought to be authorized for issuance upon redemption or conversion of the Series B Stock are additional shares of the class of Common Stock, par value $.01 per share, of which the Company is authorized to issue under its Articles of Incorporation a total of 80,000,000 shares. Neither the holders of the Common Stock nor of any preferred stock, now or hereafter authorized, will be entitled to any preemptive or other subscription rights.

Conversion Rights of Preferred Stock

    The Series A Stock and the Series B Stock are each convertible only under the following circumstances: (i) Unistar and all of its subsidiaries (the "Unistar Group") have Net Income (as defined) for the immediately proceding fiscal year (ending December 31) equal to or exceeding $1 million; or (ii) the sum of 100% of the cumulative net revenues (net of returns and rebates and without regard to taxes) of the Unistar Group, and 25% of "Lottery Revenues" of the other divisions and subdidiaries of the Company (e.g. from equipment sales or other services used primarily in or directly related to management of gaming activities) exceeds $50 million; or (iii) the sale, transfer or assignment of a controlling interest in or substantially all of the business or assets of Unistar or Unistar Entertainment to a third party (not a wholly owned subsidiary of the Company). None of these circumstances has yet occurred or is currently anticipated to occur within the next year.

    In addition to the foregoing conditions, conversion of the Series B Stock may only occur during the "Conversion Period" beginning on December 19, 1995 and ending on the later of five years from such date, or the last day of the four-year period beginning on the date the first lottery ticket for participation in the NIL is sold by Unistar. In the case of a conversion, the right to which is triggered by an event described in (ii) or (iii) above, the maximum number of shares of Common Stock are issuable upon conversion, i.e. 4,925,000 shares of Common Stock in respect of the Series A Stock, or 19.7 shares for each Series B share, and 8,375,000 shares of Common Stock in respect of the Series B Stock or 83.75 shares of Common Stock for each share of Series B Stock.

    In the case of a conversion based upon Net Income as described

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in (i) above,  the number of shares of Common Stock issuable upon  conversion of each share of Series A Stock is the quotient determined by the following formula: the excess of the Net Income for the preceeding fiscal year over $1 million, multiplied by .46 and divided by 250,000; provided that the maximum shares of Common Stock issuable is 19.7 shares for each share of Series A Stock.

    In the case of a conversion of the Series B Stock based upon Net Income as described above, the number of Common Stock shares issuable upon conversion of one Series B share is the quotient of the Net Income for the immediately preceding fiscal year over $1 million, multiplied by .79 and divided by 100,000, up to a maximum of 83.75 Shares of Common Stock for each Series B Stock.

    The Company's management believes that the Company's significant investment in Unistar, which initially created 8% dilution to the Company's shareholders based on the 3.7 million shares of Common Stock issued in the acquisition, is justified based upon the potential returns. The Company believes there is a national market for the NIL based upon research into the experience of other lotteries and the growth of the overall lottery market. There is no assurance that there will be market acceptance of a telephone lottery, however, and resolution of the legal proceeding described below and other legal issues raised by various states may require expenditure by the Company of from $2 million to $3 million of cash. Additional costs to become operational may be between $5 and $10 million.

    It was the Company's objective in structuring the terms of the Preferred Stock, particularly the convertibility feature, to make significant amounts of additional Common Stock issuable only upon the substantial success of the NIL. Management believes that the structure of the convertibility feature of the Preferred Stock furthers this objective and protects the existing Common Stock holders from additional dilution since existing shareholders will also benefit proportionately from any success of the NIL that triggers convertibility of the Preferred Stock.

    The NIL to be developed and managed by Unistar cannot begin telephone operations until the resolution of a pending legal proceeding. Certain states have attempted to block the NIL by filing letters under 18 U.S.C. Section 1084 preventing long-distance carriers from providing telephone service to the NIL, based on allegations that the NIL is not legal. The Coeur d'Alene Tribe has initiated legal action to obtain a ruling that the Lottery is authorized by the Indian Gaming Regulatory Act ("IGRA") passed in 1988 and that the states lack authority to issue the Section 1084 notification letters to any carrier. On February 28, 1996, the Coeur d"Alene tribal court ruled that all requirements of IGRA have been satisfied, that the Section 1084 letters are invalid, and that the long distance carrier cannot refuse to provide telephone service for the NIL based upon such letters. An order and injunction have subsequently been issued confirming this opinion. Although the ruling is likely to be appealed to the tribal supreme court and ultimately to U.S. Federal District Court, the Company believes the initial ruling and the Coeur d'Alene Tribe's position will be upheld.


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    If shares of Preferred  Stock are called for redemption,  conversion  rights with respect to such shares will expire at the close of business on the fifth business day prior to the redemption date, unless the Company defaults in making the payment due upon redemption. In order to exercise the conversion privilege, the holder of a share of Preferred Stock shall surrender the certificate representing such share at the office of any transfer agent for the Common Stock and shall give written notice to the Company at said office that such holder elects to convert the same, specifying the name or names and denominations in which such holder wishes the certificate or certificates for the Common Stock to be issued (which notice may be in the form of a notice of election to convert to be printed on the reverse of the certificates representing shares of Preferred
Stock).   The   Company  is  not  required  to   issue  fractional  shares  upon
redemption or conversion of Preferred Stock and, in lieu thereof, will pay a cash adjustment based upon the market price (as defined) of the Common Stock on the last trading day prior to the date of conversion.

    The number of shares of Common Stock issuable upon the conversion of shares of Preferred Stock is subject to adjustment under certain circumstances, including (a) the distribution of additional shares of Common Stock to all holders of Common Stock, (b) the subdivision of shares of Common Stock, (c) a combination of shares of Common Stock into a smaller number of shares of Common Stock, (d) the issuance of any securities in a reclassification of the Common Stock, (e) the issuance of rights, options or warrants to the holders of Common Stock entitling them to subscribe for or purchase Common Stock at less than the then current market price of the shares of Common Stock, and (f) the distribution to all holders of Common Stock of any shares of the Company's capital stock (other than Common Stock) or evidences of its indebtedness, assets (other than certain cash dividends or dividends payable in Common Stock) or certain rights, options or warrants (and the subsequent redemption or exchange thereof). Any and all adjustments to the number of shares of Common Stock issuable upon conversion of shares of Preferred Stock by reason of any of the foregoing will not be made until they result in a cumulative change in the conversion price of at least three percent.

   Holders of Common Stock are not entitled to preemptive rights, and to the extent that any additional shares of Common Stock may be issued on other than a pro rata basis to current stockholders, including pursuant to conversion or redemption of the Preferred Stock, the additional shares could potentially have a dilutive effect on earnings per share and on the equity ownership and voting power of the present holders of Common Stock. The Series B Stock is redeemable and convertible only under circumstances in which the Company was receiving substantial revenue, income or other

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proceeds from Unistar in consideration for any additional shares of Common Stock issued, thereby reducing or eliminating the economic effect to each shareholder of such dilution.

Vote Required

     Approval of the proposed convertibility feature and possible issuance of Common Stock requires the affirmative vote of the holders of a majority of the shares of Common Stock and Preferred Stock represented and voting at the meeting. Abstentions and Broker Shares that are not voted on the matter will have the same effect as a negative vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2


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





                                 PROPOSAL NO. 3

                     PROPOSED AMENDMENT TO EXECUTONE'S 1990
                           DIRECTORS STOCK OPTION PLAN


Description of Proposed Amendments

   The Board of Directors of the Company, on the recommendation of the Compensation Committee, has unanimously approved amendments to the Company's 1990 Directors Stock Option Plan (the "Director Plan"). The first amendment will increase the aggregate number of shares issuable pursuant to the Plan from 100,000 shares to an aggregate of 250,000 shares. The second amendment changes the number of shares covered by options granted to each director annually from 3,000, to a number determined by reference to the Black-Scholes option pricing model to provide an option equal in value to $10,000 based upon the current market price of the Common Stock at the date of grant. The third amendment provides that the option price shall be 120% of the current market value of the Common Stock at the date of grant. Finally, the Director Plan is amended to provide that the initial option granted to a newly elected or appointed director will become fully exercisable, or vested, after one year from the date of grant rather than in installments over a four-year period.

    See "Proposal No. 1, Election of Directors," for information on options granted under the Director Plan as amended. The Director Plan as amended is set forth as Exhibit A hereto.

Reasons for Proposed Director Plan Amendments

    The purpose of the proposed amendments is to retain and attract highly qualified directors. By increasing the total number of option shares that may be issued and tying the number of shares that may be issued under Director Plan options to a level of compensation to be provided rather than a predetermined number, the proposed amendments increase the value of such options to existing and potential directors. However, by providing for such options to be priced at 120% of the market price at the date of grant, the Directors Plan as amended will encourage long term investment in the Common Stock and ensure that the Common Stock price will have to increase significantly before a director can realize a gain on his option shares. Finally, the amendment to the vesting provisions recognizes that a newly elected or appointed director should be fully vested in the initial Director Plan option after one full year of service, especially in light of the higher exercise price required by the amendments. The Company is of the opinion that the value of director compensation should be increased to make the Company competitive in attracting and retaining qualified directors and that the amendments further that objective.

   The purpose of the Director Plan is to advance the interests of the Company by enabling current and future members of the Board of Directors to acquire an equity interest in the Company. Management of the Company believes that the availability of stock options for grant to directors aids in attracting, motivating and retaining high-caliber directors. The Director Plan is not intended to qualify as an employee stock option plan under Sections

421 and 423 of the Internal Revenue Code (the "Code"), as amended and options granted pursuant thereto are "non-statutory options" and will not qualify for any special tax benefits to the optionees. The Board believes these provisions further the intent of the Director Plan to encourage director stock ownership and provide a valuable compensation benefit to directors in order to retain and attract highly qualified persons as directors of the Company.

Summary of the Plan

    Administration. The Director Plan is administered by a committee (the "Committee") consisting of at least three persons chosen by the Board of Directors who are "disinterested" persons as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Committee interprets the Director Plan and prescribes rules, regulations and forms relating to the Director Plan's administration. The Compensation Committee of the Board of Directors is currently the Committee for the Director Plan.

    Shares Subject to the Plan. After giving effect to the proposed amendments, a total of 250,000 shares of Common Stock, par value $.01 per share, will be reserved for issuance upon exercise of stock options granted under the Director Plan, including a total of 18,000 already issued under the original terms of the Director Plan, a total of 39,000 that are currently issuable under options outstanding under the original terms of the Director Plan, and 52,200 that are issuable, subject to shareholder approval, under options granted under the revised terms of the Director Plan. After giving effect to the amendments, approximately 140,800 shares will be available for issuance upon exercise of options that may be granted in the future. The Director Plan provides for appropriate adjustment in the event of stock dividends, stock splits, recapitalizations and other changes in capital structure.

    Eligibility.   All  members  of  the  Board  of  Directors  of  the  Company automatically participate in the Director Plan.

    Nontransferability. Options granted under the Director Plan are not transferable other than by will or the laws of descent and distribution, and such options are exercisable during a participant's lifetime only by such participant.

   Termination of Employment or Death. If the service as a director of a participant in the Director Plan is terminated by the death of the participant, all options held by such person will expire seven (7) months after the optionee's death. If such Board membership terminates other than by death, options then outstanding may be exercised within seven (7) months of termination of Board membership.

   Amendment and Termination. The Board of Directors may at any time terminate the Director Plan, or from time to time make such modifications or amendments to the Director Plan as it may deem advisable. However, the Board of Directors may not, without approval by the affirmative vote of the holders of a majority of the outstanding shares present or represented and entitled to vote, amend the Director Plan to materially increase the benefits of the Plan to the participants.


Vote Required

   Adoption of the proposed amendment to the 1990 Directors Stock Option Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock present or represented by properly executed and delivered proxies at the meeting. Abstentions and Broker Shares voted as to any matter at the meeting will be included in determining the number of votes present or represented at the meeting and therefore abstentions or broker non-votes on Proposal No. 3 will have the same effect as a negative vote. Broker shares that are not voted on any matter at the meeting will not be included in determining the number of shares present or represented at the meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 3




                                 PROPOSAL NO. 4

                AMENDMENT OF 1994 EXECUTIVE STOCK INCENTIVE PLAN


Description of Proposed Amendments

   The Board of Directors of the Company, on the recommendation of the Compensation Committee, has unanimously approved amendments to the Company's 1994 Executive Stock Incentive Plan (the "Executive Plan") to delete provisions of the Executive Plan that permitted the Company to repurchase shares acquired by executives under the Plan under certain circumstances. The amendments would allow any executive participant to retain ownership of any and all shares acquired under the Executive Plan provided the executive pays the full amount of the purchase price and all accrued interest on the purchase price in full.

Reason for Proposed Amendments

The purpose of the Executive Plan is to advance the interests of the Company by assisting key employees to acquire an equity interest in the Company. Under the Executive Plan as originally adopted and as approved by the shareholders in 1994, shares purchased by an employee participant who resigned or whose employment otherwise terminated were subject to the Company's right to repurchase some or all of shares at the original purchase price paid by the employee plus accrued interest. This meant that the employee could be deprived of realizing a gain on such shares if the market price of the shares had increased since they were purchased, even though the employee was fully obligated to pay the purchase price for such shares, and also created potential taxable income and tax liability for the employee with no actual income from which to satisfy such tax liability. The proposed amendments delete this right of the Company and permit the departing executive participant to retain the benefits of participation in the Executive Plan provided the full purchase price plus interest is paid by the executive, and eliminate the tax problem. The proposed amendments do not alter in any way the executive participant's obligations to pay in full for all shares purchased under the Plan. The Board believes these provisions further the intent of the Plan to encourage executive stock ownership and provide a valuable employee benefit.


Summary of the Executive Plan

    The Executive Plan was approved by the Compensation Committee and adopted by the Board of Directors of the Company on April 21, 1994 and approved by the Company's shareholders at the 1994 annual meeting. The Board of Directors amended the Executive Plan on March 14, 1996, subject to the approval of the Company's shareholders. The amendments eliminate the Company's right to require a participant to sell to the Company shares of Common Stock acquired under the Executive Plan.

    The principal features of the Executive Plan, as amended, are summarized below. A copy of the Executive Plan amendments is attached hereto as Exhibit B and the following summary is qualified in its entirety by reference to the text of the Executive Plan.

    Purposes of the Executive Plan. The primary purpose of the Executive Plan is to encourage a higher level of Common Stock ownership by key executives of the Company and through such ownership to cause the personal financial interests of the executives to more closely parallel those of the Company's shareholders generally. A secondary purpose is to provide the executives with an element of incentive compensation tied to appreciation in the value of the Company's Common Stock and thereby to attract and retain the best available executive talent without undue growth in fixed compensation such as salary.

    Administration. The Executive Plan is administered by a committee of at least three members of the Board of Directors who are not eligible for participation in the Executive Stock Plan and are "disinterested" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, which committee is currently the Compensation Committee of the Board. The Committee has full authority to determine all questions of eligibility and participation levels under the Executive Plan, to adopt, amend or rescind rules relating to administration of the Plan, and to interpret the provisions of the Executive Plan in its sole discretion. All decisions of the Committee are final and binding. The Committee has authority to waive provisions of the Executive Plan and agreements entered into under the Plan, in its discretion, in circumstances it deems to be in the best interests of the Company and its shareholders.

    Common Stock Subject to the Executive Plan. The maximum number of shares of Common Stock that may be purchased by executives under the Executive Plan is 3,000,000 shares. The Company intends to provide shares for sale under the Executive Plan solely through repurchases of previously issued Common Stock, either in open market purchases or private transactions. Therefore, the Executive Plan should not result in any net increase in the amount of Common Stock outstanding, but will increase the percentage of ownership by the Company's management and will restrict trading of the shares owned by management subject to the Executive Plan for up to five years, as more fully described below. Shares are sold by the Company at their fair market value at the time of sale under the Executive Plan.

    Eligibility and Participation. Shares may be sold under the Executive Plan only to officers and to other key executives. Participants are selected by the Committee from the class of eligible employees.

    It is currently anticipated that participation will not exceed 30 individuals. There are currently 27 participants. The Committee determines the level of participation to be offered to each participant, based on the level of responsibility of the executive and on the level of Common Stock ownership deemed by the Committee to be recommended for an individual in the participant's position.

    The primary purpose of the Executive Plan is to increase Common Stock ownership by senior management. In this regard, the Committee has adopted guidelines as to recommended stock ownership by senior executives. These guidelines state that each eligible executive should own or acquire Common Stock having a market value equal to an amount from one to four times his or her annual salary, depending on the executive's position.

    Terms of Stock Purchases. Participants who are selected by the Committee pay the fair market value of the shares on the date of purchase, by delivery to the Company or the Company's bank of a five-year full- recourse promissory note accruing interest at the same rate as is paid from time to time by the Company on its bank borrowings. The shares purchased are pledged to the Company to secure repayment of the note, and the certificates are held by the Company until released pursuant to the terms of the Executive Plan, as described below. Upon payment of the purchase price, the participant has all rights of a shareholder of the Company.

    The Company may arrange for a bank or other financial institution to loan the purchase price for the shares to the executive; in such event, the Company guarantees the loans rather than be the direct lender, and holds the shares as security for the obligation of the executive. The Company arranged for and has such bank arrangements in place for all participants in the Executive Plan to date, and has not directly lent any participant the purchase price for the shares.

    The participant's promissory note is payable five years from the date of purchase, but must be prepaid if the shares are to be sold as permitted under certain circumstances under the Plan, as described more fully below. An amount equal to 15% of the interest accrued on the note is payable by the participant each year; the balance of the accrued interest is added to and payable upon payment of the principal of the note or, in the case of a bank loan, is advanced by the Company and is repayable by the participant upon payment of the note. In addition, each participant is required to reduce the principal of the note by 25% of the amount of any annual bonus payments based on corporate performance that the Company pays to the participant while the note is outstanding,

    Permitted Sales of Purchased Shares. Generally, the shares purchased under the Executive Plan may not be sold for five years or until the fair market value of the Common Stock equals or exceeds the long-term target price of $10.00 per share for at least twenty consecutive trading days. In the event of the death or disability of the participant before the end of the five-year period, the participant's estate or the participant may sell the shares upon repayment of the principal and all unpaid accrued interest of the note, or retain ownership of the shares. In addition, if the participant's employment terminates following a change in control, as defined in the Executive Plan, the shares may be sold by the participant upon payment of the principal and all accrued interest.

    The Executive Plan provided the Company the option, but not the obligation, to repurchase any or all of the Executive Plan shares for the amount of the participant's note plus an amount equal to all interest paid by the participant if the participant's employment ended by resignation or if the participant was terminated by the Company. However, if the participant's employment was terminated for reasons other than cause, a number of shares equal to 10% of the shares originally purchased for each full year of employment since the purchases were exempt from the Company's repurchase option.

    The Company has been advised that its repurchase option may have unintended adverse federal income tax consequences for participants. Participants may incur ordinary income tax liability on account of their purchase of the Executive Stock Plan shares, notwithstanding the fact that the participants committed to pay a price equal to the full fair market value for the Common Stock. The Company has also determined that the repurchase option does not promote a significant Company interest. For these reasons, the Board of Directors amended the Executive Plan to eliminate the Company's repurchase option and the shareholders are asked to approve that amendment.

    The Executive Plan permits limited sales of purchased shares each year subject to the following conditions. A number of shares may be sold each year that will provide net proceeds (after provision for commissions, taxes, and accrued interest that will be due on the next interest payment date) sufficient to pay down a specified percentage of the note plus a prorata portion of the accrued interest. The amounts of principal that may be so amortized are 10% after the first year, 15% after the second year, 20% after the third year and 25% after the fourth year. The purpose of the limited sale provision is to provide for gradual repayment of the loan amount by the participant and thereby reduce the Company's financial exposure.

Tax Consequences of the Executive Plan

    The federal income tax consequences of the Executive Plan, under the Code, as amended and as currently in effect, are as follows:

    A participant who purchases shares under the Executive Plan will not recognize any income for federal tax purposes at the time of purchase.

    The interest actually paid on the participant's note may be deductible by the participant for federal income tax purposes subject to certain investment interest limitations. The interest accrued but deferred and added to the participant's note will not constitute income to the participant nor entitle the Company to a federal income tax deduction for compensation expense, unless such interest is forgiven which may create income depending on the participant's individual tax situation. All interest accrued on amounts by the Company, whether paid currently or deferred, will constitute income to the Company in the year accrued.

    There will be no federal income tax consequences to either the participant or the Company upon the lapsing of the restrictions on resale of the purchased stock. Upon sale of the purchased stock by the participant, the participant will recognize income or loss depending upon the relation of the sale price of the stock to the participant's tax basis in the stock. The participant's gain or loss will be long-term capital gain or loss if the stock has been held for one year or more, or will be a short-term capital gain or loss if held for less than one year.

    The foregoing applies only to U.S. federal income tax. Each participant in the Executive Plan should seek professional tax advice on the anticipated federal and state tax consequences in light of the participant's personal tax situation.

    The Executive Plan is not a stock bonus, pension or profit-sharing plan and is not subject to or qualifiable under Section 401(a) of the Code or any of the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

    The Company is unable to determine the benefits that will be provided under the Executive Plan if the shareholders approve the amendments described above since it is impossible to define all the circumstances under which any participant's participation in the Executive Plan might cease and the stock price at the time participation ceases. The benefits provided under the Plan during the most recent fiscal year are reflected in the following table. All shares were purchased on October 3, 1994 at a price of $3.1875 per share, the closing market price on that date.

Name of Individual           Number of       Total            Deferred Interest
or Group                     Shares          Purchase         as of December 31,
                             Purchased       Price            1995
Alan Kessman                   600,000       $1,912,500.00    $145,595.04
Michael W. Yacenda             350,000       $1,137,500.00    $ 84,930.44
Stanley M. Blau                  -0-               -0-              -0-
Shlomo Shur                    175,000       $  568,750.00    $ 42,465.22
Andrew                         175,000       $  568,750.00    $ 42,465.22
Kontomerkos
All officers as a            2,105,000       $6,709,687.50    $510,175.02
group (13 persons)
All employees as a           2,885,000       $9,195,937.50    $671,758.03
group (29 persons)

Vote Required

    Approval of the Executive Plan amendments requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock present or represented by properly executed and delivered proxies at the meeting. Abstentions and broker shares voted as to any matter at the meeting will be included in determining the number of votes present or represented at the meeting, and therefore abstentions or broker non-votes on Proposal No.4 will have the same effect as a negative vote. Broker shares that are not voted on any matter at the meeting will not be included in determining the number of shares present or represented at the meeting.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 4



                         OWNERSHIP OF EQUITY SECURITIES

Ownership of Common Stock by Directors, Officers and Principal Shareholders

    The following table sets forth the number of shares of Common Stock beneficially owned as of March 31, 1996, by each current director of the Company, by all current directors and officers of the Company as a group and by each person known to the Company to be a beneficial owner of more than five percent of the Company's outstanding Common Stock. Unless otherwise noted, the owner has sole voting and dispositive power with respect to the securities.

                                    Shares of Common Stock     Percentage of
  Name of Beneficial Owner            Beneficially Owned        Common Stock
(1)

Stanley M. Blau (2)                           753,846                 1.4
Entities Associated with Hambrecht &
  Quist Group (3)                           4,822,989                 9.3
   One Bush Street
   San Francisco, CA 94104
Alan Kessman (4)                            1,760,682                 3.4
Thurston R. Moore (5)                         108,635                  *
Entities Associated with
   Edmund H. Shea, Jr. (6)                  3,249,895                 6.3
   655 Brea Canyon Road
   Walnut Creek, CA 91789
Richard S. Rosenbloom (7)                      50,300                  *
Jerry M. Seslowe (8)                           69,444                  *
William R. Smart (9)                           60,300                  *

All Directors and Officers as a Group
  (20 persons) (10)                         6,079,953                14.3

*  Less than 1%

(1) Based upon 51,865,163 shares of Common Stock outstanding as of March 31,
1996. In cases where the beneficial ownership of the individual or group includes options, warrants or convertible securities, the percentage is based on the 51,865,163 shares actually outstanding plus the shares of Common Stock issuable upon exercise or conversion of any such options, warrants, or convertible securities held by the individual or group. The percentage does not reflect or assume the exercise or conversion of any options, warrants or convertible securities not owned by the individual or group in question.

(2) Includes 362,750 shares subject to options exercisable within 60 days of June 3, 1996. Includes 16,250 shares subject to options not exercisable within 60 days of June 3, 1996.

(3) The Hambrecht & Quist entities share power to vote and dispose of all of such shares.

(4) Includes 62,500 shares subject to options exercisable within 60 days of June
3, 1996. Includes 12,500 shares subject to options not exercisable within 60 days of June 3, 1996. Includes 765,503 shares as to which voting and dispositive power is shared. Includes 187,500 shares held in a revocable trust for Mr.
Kessman's children, over which Mr. Kessman has no control and as to which shares he disclaims any beneficial ownership. Includes 9,412 shares of Common Stock issuable upon conversion of the Company's Debentures (of which Mr. Kessman owns
$100,000 principal amount or .5% of the principal amount outstanding).


                                       20




(5) Includes 28,300 shares subject to options, all of which are exercisable within 60 days of June 3, 1996.

(6) Includes 11,935 shares of Common Stock issuable upon conversion of the Company's Debentures, of which entities affiliated with Mr. Shea beneficially own less than 1% of the outstanding principal amount or $126,812 principal amount. The Shea entities share the power to vote and dispose of all of such shares.

(7) Mr. Rosenbloom beneficially owns 50,300 shares subject to options and warrants, all of which are exercisable within 60 days of June 3, 1996.




(8) Mr. Seslowe beneficially owns 126,326 shares of Common Stock subject to options and warrants, none of which are exercisable within 60 days of June 3, 1996. Includes 76,314 shares owned by Resource Holdings Associates, in which Mr.
Seslowe has a greater than 10% ownership and of which he is a managing director.
Does not include 203,756 shares of Common Stock contingently issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock owned by Mr. Seslowe, or 45,874 shares of Common Stock contingently issuable upon conversion of Preferred Stock owned by Resource Holdings, none of which shares of Preferred Stock are or will become convertible within 60 days of June
3, 1996.



(9) Mr. Smart beneficially owns 50,300 shares subject to options and warrants, of which 49,550 are exercisable within 60 days of June 3, 1996.

(10) Includes 976,262 shares subject to options or warrants exercisable within 60 days of June 3, 1996. Includes 196,650 shares subject to options or warrants not exercisable within 60 days of June 3, 1996. Also includes 64,000 shares of Common Stock issuable upon conversion of the Company's Debentures (of which the group beneficially owns $680,000 principal amount, or 3.5% of the principal amount outstanding). Includes 924,978 shares as to which voting and dispositive power is shared and 289,445 shares as to which beneficial ownership is disclaimed.

Ownership of Preferred Stock by Directors, Officers and Principal Shareholders

    The following table sets forth the number of shares of Convertible
Cumulative Preferred Stock, Series A, and Contingently Convertible Cumulative
Preferred Stock, Series B, beneficially owned as of March 31, 1996, by all current directors and officers of the Company who beneficially own any of such shares, and by each person known to the Company to be a beneficial owner of more than five percent of the Company's outstanding Preferred Stock. No other director, nominee for director or officer of the Company owns any shares of the Company's Preferred Stock. The table also shows the percentage of each series beneficially owned, based upon 250,000 shares of Series A Stock and 100,000 shares of Series B Stock outstanding as of March 31, 1996. Unless otherwise noted, the owner has sole voting and dispositive power

                                       21




with respect to the securities.



       Shares of Preferred Stock Beneficially Owned (and Percent of Class)


                                            Series A Stock        Series B Stock
 Name of Beneficial Owner
Cooper Life Sciences                        78,819(31.53%)        31,528(31.53%)
 160 Broadway
 New York, NY 10038

Jerry M. Seslowe                             3,830(1.53%)          1,532(1.53%)

James W. Spencer                            26,625(10.65%)        10,650(10.65%)
 8446 Bronze Lane
 Highlands Ranch, CO 80126

Watermark Investments                      127,895(51.16%)        51,157(51.16%)
  Limited
 730 Fifth Avenue
 New York, NY 10019


All Directors and Officers                   3,830(1.53%)          1,532(1.53%)
  as a Group (20 persons)


Executive Compensation

Summary Compensation Table

    The following table sets forth the compensation by the Company of the Chief Executive Officer and the four most highly compensated other executive officers of the Company for services in all capacities to the Company and its subsidiaries during the past three fiscal years.


                                Annual Compensation           Long-Term Compensation
                                                  Other
Name and                                          Annual      Awards of All
Other                        Salary ($) Bonus ($) Compensa-   Options/  Compensation
Principal Position     Year             (1)       tion ($)(2) SARs(#)   ($) (3)
Alan Kessman           1995   400,000       -0-       -0-        -0-      10,328
Chairman of the
Board,                 1994   391,100   100,000     8,506        -0-       6,978
President and
Chief                  1993   374,850   150,764       -0-     50,000     263,491
Executive Officer

Michael W.             1995   256,000       -0-       -0-         -0-      6,353
Yacenda
Executive Vice         1994   243,154    39,600    10,000         -0-     55,597
President
                       1993   225,879    58,684       -0-      32,000    160,388

Stanley M. Blau        1995   197,789       -0-       -0-      15,000      3,367
Vice Chairman
                       1994   201,738     7,713       -0-      15,000      3,276

                       1993   193,973    37,083       -0-      20,000     22,645

Shlomo Shur            1995   215,700       -0-       -0-         -0-      5,514
Senior Vice
President              1994   211,539    23,088    10,000         -0-      4,199
Advanced
Technology             1993   203,390    38,885       -0-      25,000      4,750

Andrew                 1995   214,000       -0-       -0-         -0-      5,535
Kontomerkos
Senior Vice            1994   205,888    28,025    10,000         -0-      4,899
President
Hardware               1993   193,973    37,083       -0-      20,000      6,060
Engineering and
Production


(1) Includes special bonus awarded to certain Company employees

                                       23

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

following successful implementation of measures to overcome the effect of a fire at the facilities of one of the Company's major suppliers in China in December 1993. Special bonuses totalling $50,000, $30,000, $15,000 and $20,000 were awarded to Messrs. Kessman, Yacenda, Shur and Kontomerkos, respectively.

(2) This category represents employee stock option credits that could have been used after July 1, 1993 and prior to December 31, 1994 to pay the exercise price of employee stock options held by the employee. All credits shown in this column were used to exercise stock options in 1994. See Note 3.

(3) This category includes for 1994 stock option credits used to pay the exercise price of employee stock options exercised during 1994 by Mr. Yacenda in the amount of $50,549. This category includes for 1993 stock option credits used to pay the exercise price of employee stock options exercised during 1993 in the following amounts: Mr. Kessman $256,240; Mr. Yacenda, $155,250, and Mr. Blau, $19,200. The credits were granted in 1988, 1992 and 1994 (see note 2 above). The column does not include 1992 or 1994 credits used in 1993 or 1994 that were reported as "Other Annual Compensation" for 1992 or 1994. This category also includes for each individual a matching contribution by the Company under the Company's 401(k) plan in the amount of $660 each for each year. This column also includes premiums paid by the Company for long-term disability and life insurance for the individuals in the following amounts in 1995: Mr. Kessman, $9,668; Mr. Yacenda, $5,693; Mr. Shur, $4,854; Mr. Blau, $2,707; and Mr.
Kontomerkos, $4,875; in the following amounts in 1994: Mr. Kessman, $7,424; Mr. Yacenda, $4,774; Mr. Shur, $4,196; Mr. Blau, $2,820; and Mr. Kontomerkos, $4,849; and in the following amounts in 1993: Mr. Kessman, $6,591; Mr. Yacenda, $4,478; Mr. Blau, $2,785; Mr. Shur, $4,090; Mr. Kontomerkos, $5,400.





Employment Agreement

    The Company and Mr. Kessman entered into an employment continuity agreement in January, 1995 that provides certain benefits to Mr. Kessman in the event of the termination of Mr. Kessman's employment following a change in control in the Company, including a lump sum payment equal to 2.99 times his then current base salary plus the average of any bonuses awarded to Mr. Kessman during the two fiscal years preceding the termination of his employment. Under the terms of the agreement, a change in control includes the acquisition of beneficial ownership of 20% of the Company's voting securities by any person or group. The agreement continues through the length of Mr. Kessman's employment with the Company.


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Option Grants in Last Fiscal Year

The following table sets forth the individual grants of stock options made during the year ended December 31, 1995 to the Chief Executive Officer and the four most highly compensated other executive officers of the Company. There were no grants of stock appreciation rights made to any officers during 1995, and there are no outstanding stock appreciation rights.


                                                                                        Potential Realized Value
                                                                                       at Assumed Annual Rates of
                                                                                        Stock Price Appreciation
                                            Individual Grants                                for Option Term
- -------------------------------------------------------------------------------------- --------------------------
                                              % of Total
                                                Options        Exercise
                                               Granted to      or Base
                                 Options      Employees in      Price       Expiration
     Name                       Granted (#)    Fiscal Year     ($/Sh)          Date         5% ($)        10% ($)
- -------------------------------------------------------------------------------------- --------------------------
 Alan Kessman                      0               0             0              0              0              0
Michael W. Yacenda                 0               0             0              0              0              0
 Stanley M. Blau                15,000            2.5         $ 3.13        3/23/00         12,950         28,617
  Shlomo Shur                      0               0             0              0              0              0
Andrew Kontomerkos                 0               0             0              0              0              0

The option reported in the above table expires in five years, and vests 25% per year over four years.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

    The following table sets forth each exercise of stock options made during the year ended December 31, 1995 by the Chief Executive Officer and the four most highly compensated other executive officers and the fiscal year-end value of unexercised options held by those individuals as of December 31, 1995. There were no exercises or holdings of stock appreciation rights by any officers during 1995, and there are no outstanding stock appreciation rights.

                                                                           Number of
                                                                          Unexercised                 Value of
                                                                            Options              Unexercised In-the
                                                                           at Fiscal           Money Options at Fiscal
                                                                          Year-End (#)            Year-End ($) (1)
                               Shares Acquired                            Exercisable/              Exercisable/
Name                           on Exercise (#)   Value Realized ($)      Unexercisable             Unexercisable
Alan Kessman                       137,500            262,500            65,688/35,000             74,097/18,438

Michael W.                         158,273            302,697            66,000/27,000             60,313/16,688
Yacenda

Stanley M. Blau                        -0-                -0-            381,500/15,000            446,719/8,438

Shlomo Shur                        286,930            495,854            62,500/17,500             59,219/9,219

Andrew Kontomerkos                 296,425            578,660            45,250/13,750             42,078/7,109



(1) Based upon the last sale price on December 29, 1995 of $2.31 per share of Common Stock.





                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION


    It is the responsibility of the Compensation Committee of the Board of Directors to administer the Company's incentive plans, review the performance of management and approve the compensation of the Chief Executive Officer and other executive officers of the Company.

    The Compensation Committee believes that the Company's success depends on the coordinated efforts of individual employees working as a team toward defined common goals. The objectives of the Company's compensation program are to align executive compensation with business objectives, to reward individual and team performance furthering the business objectives, and to attract, retain and reward employees who will contribute to the long-term success of the Company with competitive salary and incentive plans.

    Specifically, executive compensation decisions are based on the following factors:

    1. The total direct compensation package for the Company's executives is made up of three elements: base salary, a short-term incentive program in the form of a performance-based bonus, and a

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
long-term incentive program in the form of stock options and other inducements to own the Company's stock.

    2. The Committee believes that the total compensation of all executives should have a large incentive element that is dependent upon overall Company performance measured against objectives established at the beginning of the fiscal year. Bonus and stock opportunities represent a significant portion of the total compensation package, in an attempt to further the Company's goal of linking compensation more closely to the Company's performance. The percentage of direct compensation that is dependent upon the Company's attainment of its objectives also generally increases as the responsibility of the officer in question for the overall corporate performance increases.

    3. Total compensation levels, i.e., base salary, bonus potential, and number of stock options, are established by individual levels of responsibility and regular reference to competitive compensation levels for executives performing similar functions and having equivalent levels of responsibility. However, whether actual bonuses are paid to each executive depends upon the achievement of Company profitability goals. In the case of certain executives who have direct responsibility for individual business units, a portion of the incentive compensation for such executives may consist of bonuses tied to the performance against predetermined targets of the individual business units for which they are responsible.


    4. In 1995, the Compensation Committee did not perform a general survey of executive compensation. The Committee determined that the operating results of the Company did not support any salary increases for officers and no changes were made to the compensation of any officers named in the Summary Compensation Table. (Compensation for 1995 shown in the Table is greater than that shown for 1994 because 1994 increases are reflected in only six months of 1994 compared to twelve months of 1995.) In 1994 and in previous years, the Compensation Committee has reviewed various executive compensation data developed by the Company's Human Resources Department with an independent consultant from salary and bonus compensation information reported in a nationally recognized independent compensation survey (the "Survey") for a group of companies in the Company's industry or similar industries and of comparable size and complexity. The Committee compared the salary and bonus levels of the Survey group to the existing salary and bonus compensation of the Company's management.


    5. The Committee views the 50th percentile of the Survey data as average compensation for comparable positions and believes it is the minimum level necessary for the Company to be competitive in attracting and retaining qualified executives in its industry and geographic locations. Therefore, the salaries for the Chief Executive Officer and the four other highest paid executive officers were established in 1994 at approximately the 50th percentile for comparable positions in the Survey companies.

    6. Merit increases in base salary for executives other than Mr. Kessman have been reviewed on an individual basis by Mr. Kessman and increases are dependent upon a favorable evaluation by Mr.

Kessman of individual executive performance relative to individual goals, the functioning of the executive's team within the corporate structure, success in furthering the corporate strategy and goals, and individual management skills. Based upon his evaluation, Mr. Kessman recommends salary increases to the Committee for its approval.

    7. In addition to base salary and merit increases, the Compensation Committee considers incentive bonuses for its executive officers, including the Chief Executive Officer, both prospectively based upon the attainment of specific performance goals, and retrospectively based upon the Committee's discretionary judgment as to the performance during the year of the Company and its executive officers or other considerations deemed appropriate at the time. Bonus potential for 1995 was the same as for 1994 for all officers named in the Summary Compensation Table. To establish 1994 bonus potential for executive officers, including the Chief Executive Officer, the Compensation Committee reviewed recommendations by the Chief Executive Officer based on data provided by the Survey and analyzed by the independent consultant for comparable positions. The Committee provided that each officer would be eligible for a bonus equal to a percentage of his or her salary consistent with the Survey data if certain pre-established 1995 pretax income targets or goals were achieved by the Company. The bonus incentive was structured so that if the Company fully achieved or exceeded its predetermined 1995 goals, total cash compensation of the executive (salary and bonus) would increase to approximately the 75th percentile of the Survey salary data. Partial achievement of the pretax income goals (above 50% attainment) would result in partial bonus payments. In 1995 the pretax income performance was below the 50% threshold and hence no pretax bonus incentive was paid.

    The Committee reserves the right to make discretionary bonus awards in appropriate circumstances where an executive might merit a bonus based on other considerations.

    8. All executives, including the Chief Executive Officer, are eligible for annual stock option grants under the employee stock option plans applicable to employees generally, as approved by the Compensation Committee. The number of options granted to any individual depends on individual performance, salary level and competitive data. In addition, in determining the number of stock options granted to each senior executive, the Compensation Committee reviews the unvested options of each executive to determine the future benefits potentially available to the executive. The number of options granted will depend in part on the total number of unvested options deemed necessary to create a long term incentive on the part of the executive to remain with the Company in order to realize future benefits.

    No options were granted in 1995 to Mr. Kessman or the four highest paid other executive officers, except Mr. Blau, who was granted an option for 15,000 shares due to his ineligibility for the 1994 Executive Stock Incentive Plan.


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

    In conclusion, the Compensation Committee believes that the base salary, bonus and stock options of the Company's Chief Executive Officer and other executives are appropriate in light of competitive pay practices and the Company's performance against short and long-term performance goals.



                                 THURSTON MOORE

                               RICHARD ROSENBLOOM

                                  WILLIAM SMART




Compensation Committee Interlocks and Insider Participation

    The members of the Compensation Committee in 1994 were Thurston Moore, Richard Rosenbloom, and William Smart.

    No member of the Committee is a former or current officer or employee of the Company or any subsidiary, except that Mr. Moore has acted as an Assistant Secretary of the Company. Mr. Moore is a partner in the law firm of Hunton & Williams, which regularly acts as counsel to the Company.

    No executive officer of the Company served as a director or a member of the Compensation Committee or of the equivalent body of any entity, any one of whose executive officers serve on the Compensation Committee or the Board of Directors of the Company.

    Compliance with Section 16(a) of the Securities Exchange Act of 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, and written representations that no other reports were required, during the fiscal year ended December 31, 1995, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.


                                       29

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



                                PERFORMANCE GRAPH

    The graph below compares, for the last five fiscal years, the yearly percentage change in cumulative total returns (assuming reinvestment of dividends and interest) of (i) the Company's Common Stock, (ii) the Company's Debentures, (iii) the NASDAQ Stock Market and (iv) a peer group index constructed by the Company (the "Peer Group").


    The Peer Group consists of the following companies:


   Aspect Telecommunications                 Inter-Tel, Inc.
   Boston Technology, Inc.                   InterVoice, Inc.
   Brite Voice Systems Inc.                  Microlog Corporation
   Centigram Communications Corp.            Mitel Corporation
   Comdial Corporation                       Norstan, Inc.
   Davox Corporation                         Octel Communications Corp.(1)
   Digital Sound Corporation                 Syntellect, Inc.
   Digital Systems International, Inc.       Teknekron Communications
                                               Systems, Inc.(TCSI)
   Electronic Information Systems, Inc.      TIE/Communications, Inc.


    The Peer Group includes companies who compete with the Company in the general voice communications equipment area as well as those active in several more specialized areas, such as ACD (automatic call distribution), voice mail, interactive voice response systems, and predictive dialing systems, as well as additional general voice communications companies. The Company believes that the mix of the companies in the Peer Group accurately reflects the mix of businesses in which the Company is currently engaged and will be engaged in the foreseeable future.


    The Peer Group is not identical to the Survey group used to evaluate compensation of executives described in the Compensation Committee Report. The Peer Group above does not provide sufficient compensation data for the Committee's purposes, and the Survey group includes non-public entities for whom stock price data for the performance graph is unavailable.


    Although AT&T and Northern Telcom are the Company's principal competitors in supplying voice communications equipment, software and services to the under-300-desktop market, the business in which the Company is primarily engaged, both of those companies are much larger than the Company and derive most of their revenues from other lines of business and so have not been included in the Peer Group. The returns of each Peer Group issuer have been weighted in the graph below to reflect that issuer's stock market capitalization at the beginning of each calendar year.




                                       30

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




                    Comparison of Five-Year Cumulative Return
                      Among EXECUTONE, including the Common
                  Stock ("XTON") and the Debentures ("XTONG"),
                     the NASDAQ (US) Index and the Company's
                                   Peer Group




                               [PERFORMANCE GRAPH]

                                                Cumulative Total Return
                                         ----------------------------------------
                                         12/90  12/91  12/92  12/93  12/94  12/95
Executone Information Sys        XTON     100    144    322    511    578    411
Executone 7 1/2% Sub Debenture   XTONG    100    330    596    822    819    952
PEER GROUP                       PPEER1   100    140    173    304    274    393
NASDAQ STOCK MARKET--US          INAS     100    161    187    214    210    297

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Hunton & Williams regularly acts as counsel to the Company. Mr. Moore, a director of the Company, is a partner at Hunton & Williams.

    In connection with the Company's acquisition of Unistar, the Company paid or agreed to pay Resource Holdings Ltd, a former shareholder of Unistar, accrued investment banking fees incurred by Unistar prior to the acquisition of $105,000, and total finder's fees of $320,000 based on the value of the transaction. Mr. Seslowe was elected a director of the Company after the acquisition. Both Resource Holdings and Mr. Seslowe acquired Common Stock and Preferred Stock of the Company in exchange for their shares of Unistar. Mr. Seslowe is a managing director of and owns more than 10% of Resource Holdings. The Company's management believes that the transactions with Resource Holdings were on terms as favorable to the Company as could be expected from unaffiliated third parties.

    The Executive Stock Incentive Plan (the "Executive Plan") approved by shareholders at the 1994 Annual Meeting was implemented in October 1994 with 30 employees participating. Under the terms of the Executive Plan eligible employees were granted the right to purchase shares of the Company's Common Stock at a price of $3.1875 per share. Participating employees financed the purchases of these shares through loans by the Company's bank lenders at the prime rate less 1/4%. The loans are fully-recourse to the participating employees but are guaranteed by letters of credit from the Company to the lending banks. The Company holds the purchased Common Stock as security for the repayment of the loans. The following table contains information about borrowings in excess of $60,000 by executive officers that were outstanding during 1995 pursuant to the Executive Plan that are guaranteed by the Company.


                                       31

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
                                                                    Unpaid
                                        Highest Amount of       Indebtedness at
                                      Indebtedness Between     3/31/96 Including
 Name                                1/1/95 and 3/31/96 (1)     Accrued Interest

Alan Kessman                              $1,912,500               $2,097,195

Michael W. Yacenda                        $1,115,625               $1,223,364

Shlomo Shur                               $  557,813               $  611,682

Andrew Kontomerkos                        $  557,813               $  611,682

Barbara C. Anderson                       $  318,750               $  349,533

James E. Cooke III                        $  318,750               $  349,533

Anthony R. Guarascio                      $  446,250               $  489,345

Israel J. Hersh                           $   95,625               $  104,860

Robert W. Hopwood                         $  318,750               $  348,912

David E. Lee                              $  318,750               $  349,533

Frank J. Rotatori                         $  191,250               $  209,720

- ---------------------


(1) Amounts shown are exclusive of accrued interest.




                  SHAREHOLDER PROPOSALS - 1997 ANNUAL MEETING

    Shareholders are entitled to present proposals for action at the 1997 Annual Meeting of Shareholders if they comply with the applicable requirements of the Company's Bylaws then in effect and with the requirements of the proxy rules as promulgated by the Securities and Exchange Commission. Any proposals intended to be presented at the 1996 Annual Meeting of Shareholders must be received at the Company's offices on or before March 5, 1997 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such meeting.


                                  OTHER MATTERS



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




    The Board of Directors has designated Arthur Andersen LLP, independent accountants, as auditors for the Company for the fiscal year ending December 31, 1995. Representatives of Arthur Andersen LLP, will be present at the annual meeting with an opportunity to make a statement and will be available to respond to appropriate questions relating to the 1995 audit of the Company's financial statements.


    Management knows of no other business which will be presented to the meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

    The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and telegraph, and may also verify the accuracy of marked proxies by contacting record and beneficial owners of Common Stock, and the Company will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of Morrow & Company, at an anticipated cost to the Company of $5,000, plus reimbursement of out-of-pocket expenses.




By Order of the Board of Directors
Barbara C. Anderson
Vice President, General Counsel
  and Secretary




June 3, 1996



                                       33

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                                    EXHIBIT A

                       EXECUTONE Information Systems, Inc.
                        1990 DIRECTORS STOCK OPTION PLAN
                                  (As Amended)


    1. Purposes of the Plan. The purposes of this Directors' Stock Option Plan are to attract and retain the best available personnel for service as Directors of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors and to encourage their continued service on the Board.

    All options granted hereunder shall be "nonstatutory stock options."

    2. Definitions. As used herein, the following definitions shall apply:

    (a) "Board" shall mean the Board of Directors of the Company.

    (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

    (c) "Common Stock" shall mean the Common Stock of the Company.

    (d) "Company" shall mean EXECUTONE Information Systems, Inc., a Virginia corporation.

    (e) "Continuous Status as a Director" shall mean the absence of any interruption or termination of service as a Director.

    (f) "Director" shall mean a member of the Board.

    (g) "Employee" shall mean any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a Director's fee by the Company shall not be sufficient in and of itself to constitute "employment" by the Company.

    (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    (i) "Option" shall mean a stock option granted pursuant to the Plan.

    (j) "Optioned Stock" shall mean the Common Stock subject to an Option.

    (k) "Optionee" shall mean an Outside Director who receives an Option.

    (l) "Outside Director" shall mean a Director who is not an Employee.

    (m) "Parent" shall mean a "parent corporation", whether now or hereafter existing, as defined in Section 424 (a) of the Code.

    (n) "Plan" shall mean this 1990 Director's Stock Option Plan.

    (o) "Share" shall mean a share of Common Stock, as adjusted in accordance with Section 11 of the Plan.


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    (p)  "Subsidiary"  shall mean a  "subsidiary  corporation",  whether  now or hereafter existing, as defined in Section 425(f) of the Code.

    3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 250,000 Shares of Common Stock. The Shares may be authorized, or reacquired Common Stock.

    If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. If Shares which were acquired under exercise of an Option are subsequently repurchased by the Company, such Shares shall not in any event be returned to the Plan and shall not become available for future grant under the Plan.

    4. Administration of and Grants of Options under the Plan.

    (a) Administrator. Except as otherwise required herein, the Plan shall be administered by the Board.

    (b) Procedures for Grants. All grants of Options hereunder shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

      (i) No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors.

      (ii) Each Outside Director shall be automatically granted an Option upon the effective date of this Plan or such later date on which such person became a Director, whether through election by the Shareholders of the Company or appointment by the Board of Directors to fill a vacancy.

      (iii)  Each  Outside  Director  shall  automatically   receive,  upon  his
  reelection each year, an additional Option.

      (iv) The number of Shares to be subject to any Option granted pursuant to the Plan shall be an amount necessary to make such Option equal in value to $10,000 for each Outside Director, and shall be determined using the Black-Scholes Option valuation model. For this purpose the Company's "Sigma" shall be the mean (rounded to the nearest 5%) of the "Sigma's" of the following six companies as of the date of grant: Pitney Bowes, AT&T, Aspect, Harris, Nortel and Octel Communications; and the per Share value shall be the fair market value per Share on the date of grant. The number of Shares resulting from this calculation shall be rounded to the nearest hundred.

      (v) The terms of an Option granted hereunder shall be as follows:

         (A) the term of the Option shall be five (5) years; provided, however, if the Outside Director ceases to serve as a Director, the Option may be exercised for seven (7) months as provided in Section 9(b) and (c) below.

         (B) the Option shall be exercisable only while the

      Outside Director remains a Director of the Company, except as set forth in
      Section 9 hereof.

         (C) the exercise price per Share shall be 120% of the fair market value per Share on the date of grant of the Option.

         (D) any Option granted pursuant to subsection 4(b)(ii) or (iv) above shall become exercisable in full immediately upon grant, except that any Option granted to an Outside Director upon his initial election or appointment to the Board of Directors shall become exercisable in full one year after the date of grant.

    (c) Powers of the Board. Subject to the provisions and restrictions of the Plan, the Board shall have the authority, in its discretion: (i) to determine, upon review of relevant information and in accordance with Section 8(b) of the Plan, the fair market value of the Common Stock; (ii) to determine the exercise price per Share of Options to be granted, which exercise price shall be determined in accordance with Section 8(a) of the Plan; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; (v) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted hereunder; and (vi) to make all other determinations deemed necessary or available for the administration of the Plan.

    (d)  Effect  of  Board's  Decision.   All  decisions,   determinations   and
interpretations of the Board shall be final and binding on all Optionees and any other holder of any Options granted under the Plan.

    (e) Suspension or Termination of Option. If the Chief Executive Officer of the Company or his designee reasonably believes that an Optionee has committed an act of misconduct, the Chief Executive Officer may suspend the Optionee's right to exercise any Option pending a determination of the Board of Directors (excluding the Outside Director accused of such misconduct). If the Board of Directors (excluding the Outside Director accused of such misconduct) determines an Optionee has committed an act of embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, breach of fiduciary duty or deliberate disregard of the Company rules resulting in loss, damage or injury to the Company, or if an Optionee makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any Company customer to breach a contract with the Company or induces any principal for whom the Company acts as agent to terminate such agency relationship, neither the Optionee nor his estate shall be entitled to exercise any Option whatsoever. In making such determination, the Board of Directors (excluding the Outside Director accused of such misconduct) shall act fairly and shall give the Optionee an opportunity to appear and present evidence on Optionee's behalf at a hearing before a committee of the Board.

    5. Eligibility. Options may be granted only to Outside Directors. All Options shall be automatically granted in accordance with the terms set forth in
Section 4(b) hereof.

    The Plan shall not confer upon any Optionee any rights with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate his directorship at any time.


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    6. Term of Plan. The Plan shall become effective upon the earlier of (i) its adoption by the Board or (ii) its approval by the Shareholders of the Company as described in Section 17 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 13 of the Plan.

    7. Term of Option. The term of each Option shall be five (5) years from the date of grant thereof; provided, however, if the Outside Director ceases to serve as a Director, the Option may be exercised for seven (7) months as provided in Section 9(b) and (c) below.

    8. Exercise Price and Consideration.

    (a) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be 100% of the fair market value per Share on the date of the grant of the Option.

    (b) Fair Market Value. The fair market value shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per Share shall be the closing bid price of the Common Stock in the over-the-counter market on the date of grant, as reported in The Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation ("NASDAQ") System) or, in the event the Common Stock is traded on the NASDAQ National Market System or listed on a stock exchange, the fair market value per Share shall be the closing price on such system or exchange on the date of grant of the Option, as reported in the Wall Street Journal.

    (c) Form of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option shall consist entirely of cash, check, other Shares of Common Stock having a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, which, if acquired from the Company, shall have been held for at least six months, or any combination of such methods of payment.

    9. Exercise of Option.

    (a) Procedure for Exercising Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times as are set forth in Section 4(b) hereof; provided, however, that no Options shall be exercisable until Shareholder approval of the Plan in accordance with Section 17 hereof has been obtained.

    An Option may not be exercised for a fraction of a Share.

    An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Options by the persons entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under Section 8(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Stock Certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a Shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share

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certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a divided or other right for which the record date is prior to the date the Stock Certificate is issued, except as provided in Section 11 of the Plan.

    Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for the purpose of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

    (b) Termination of Status as a Director. If an Outside Director ceases to serve as a Director, for any reason other than death, he may, but only within seven (7) months after the date he ceases to be a Director of the Company, exercise his Option to the extent that he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise an Option at the date of such termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

    (c) Death of Optionee. Notwithstanding the provisions of Section 9(b) above, in the event of the death of an Optionee:

      (i) during the term of the Option who is at the time of his death a Director of the Company and who shall have been in Continuous Status as a Director since the date of grant of the Option, the Option may be exercised, at any time within seven (7) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as a Director for six (6) months after the date of death or

      (ii) within thirty (30) days after the termination of Continuous Status as a Director, the Option may be exercised, at any time within seven (7) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that has been accrued at the date of termination.

    10. Nontransferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee only by the Optionee.

    11. Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the Shareholders of the Company, the number of Shares of Common Stock covered by such outstanding Option, and the number of Shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares of Common
Stock resulting from a stock split, reverse stock split, stock dividend, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares of Common Stock affected without receipt of consideration by the Company, such adjustment

                                       38

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shall be made by the Board, whose  determination in that respect shall be final, binding and conclusive; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Except as expressly provided herein, no issuance by the Company of Shares of stock of any class or securities convertible into Shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Option.

    In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of the date fixed by the Board and give such Optionee the right to exercise his Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Option shall be assumed or, an equivalent Option (with the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the happening of any such corporate event as if he had been, immediately prior to such event, the holder of the number of shares covered by his Option) shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event that such successor corporation refuses to assume the Option or to substitute an equivalent Option, the Board shall, in lieu of such assumption or substitution, provide that the Optionee shall have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the Board makes an Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option will terminate upon the expiration of such period.

    12. Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date determined in accordance with Section 4(b) hereof. Notice of the determination shall be given to each Outside Director to whom an Option is so granted within a reasonable time after the date of such grant.

    13. Amendment and Termination of the Plan.

    (a) Amendment and Termination. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable; provided that, any revisions or amendments requiring approval of the Shareholders of the Company under the Code or Rule 16b-3 promulgated under the Securities Act of 1933 shall be approved by such Shareholders in the manner described in Section 17 of the Plan.

    (b) Stockholder Approval. Stockholder approval of any amendment requiring stockholder approval under Section 13(a) of the Plan shall be solicited as described in Section 17(b) of the Plan.

    (c) Effect of Amendment or Termination. Except as provided in Section 11, any such amendment or termination of the Plan shall not affect Options already granted, and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed

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otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

    14. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1993, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

    As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for an investment and without any present intention to sell or distribute such Shares, if, in the Option of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

    Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

    15. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

    16.  Option  Agreement.   Options  shall  be  evidenced  by  written  option
agreements in such form as the Board shall approve.

    17. Shareholder Approval.

    (a) Adoption of the Plan shall be subject to approval by the Shareholders of the Company within one year of Board approval of the Plan. If such Shareholder approval is obtained by written consent, it may be obtained by the written consent of the holders of a majority of the outstanding shares of the Company. If such Shareholder approval is obtained at a duly held Shareholder's meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company present or represented and entitled to vote thereon.

    (b) Any required approval of the Shareholders of the Company shall be solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

    18. Information to Optionees. The Company shall provide each Optionee, during the period for which such Optionee has one or more Options outstanding, copies of all annual reports to Shareholders, proxy statements and other information provided to all Shareholders of the Company.

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                                    EXHIBIT B

                       EXECUTONE Information Systems, Inc.

                                Amendments To The
                       EXECUTONE Information Systems, Inc.
                       1994 Executive Stock Incentive Plan


       RESOLVED, That subject to the approval of the Company's shareholders, the EXECUTONE Information Systems, Inc. 1994 Executive Stock Incentive Plan is hereby amended as follows:

       FIRST: The comma after the word "Participant" and the phrase "with respect to any Purchased Shares not repurchased by the Company pursuant to the Plan" are deleted in Subsection 6(b)(ii)(E).

       SECOND: Subsection 7(b) is amended to read as follows:

       Upon termination of employment of a Participant for any reason other than the Participant's death, the Participant may retain ownership of such Shares subject to the Note and Pledge Agreement, or may sell or otherwise dispose of any of the Purchased Shares, upon payment of the Loan Amount associated with such Purchased Shares, including all Interest Deferrals and other Accrued Interest included therein.

       THIRD: Subsection 7(c), (d) and (e) are deleted.

       FOURTH: The phrase "not sold pursuant to this subsection," is deleted from Subsection 7(f) and Subsection 7(f) is designated Subsection 7(c).

       RESOLVED FINALLY, That the appropriate officers of the Company are hereby authorized and directed to take such actions and to execute such documents as may be necessary or desirable to submit the foregoing amendments to the shareholders for their approval and, upon such approval, to implement the foregoing resolutions, all without the necessity of further action by this Board.

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                 EXECUTONE INFORMATION SYSTEMS, INC.      PROXY
               478 WHEELERS FARMS ROAD, MILFORD, CONNECTICUT 06460 This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints Alan Kessman, Michael W. Yacenda and Barbara
C. Anderson, or any of them, with full power of substitution in each, Proxies, to vote all the shares of Common Stock of EXECUTONE Information Systems, Inc. held of record by the undersigned at the close of business on June 3, 1996, at the Annual Meeting of Shareholders (the "Meeting") to be held on July 30, 1996, at 3:00 p.m., or any continuation or adjournment thereof.

1.   Election of Directors
     FOR all nominees listed below     WITHHOLD  AUTHORITY for
                             all nominees
     (except as marked to contrary below) listed below     ( )

     (INSTRUCTION: To withhold authority to vote for any individual nominee, strike such nominee's name from the list below.)

     ALAN KESSMAN    STANLEY M. BLAU   THURSTON R. MOORE   RICHARD S. ROSENBLOOM
     JERRY M. SESLOWE

2. Proposal to approve the issuance of Common Stock upon redemption or conversion of the Cumulative Contingently Convertible Preferred Stock, Series B

                    FOR ( )       AGAINST ( )      ABSTAIN ( )

3. To approve proposed amendments to the Company's 1990 Directors Stock Option Plan

                    FOR ( )       AGAINST ( )      ABSTAIN ( )

4. To approve proposed amendments to the Company's 1994 Executive Stock Incentive Plan

                    FOR ( )       AGAINST ( )      ABSTAIN ( )

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

                    FOR ( )       AGAINST ( )      ABSTAIN ( )

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4.

                  Dated:


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                  Signature if held jointly:







                  When shares are held by joint tenants,
                  both should sign. When signing as
                  attorney, executor, administrator,
                  trustee or guardian, please give full
                  title as such. If a corporation, please
                  sign in full corporate name by the
                  President or other authorized officer.
                  If a partnership, please sign in
                  partnership name by authorized person.


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